Exhibit 16.1

Acqavella, Chiarelli, Shuster, Berkower & Co., LLP (“ACSB”)

CERTIFIED PUBLIC ACCOUNTANTS

April 17, 2012

Securities and Exchange Commission

100 F. Street, NE

Washington, D.C. 20549

Re: iGenii, Inc. Commission file # 26-2046163

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report of the Form 8-K to be filed by iGenii, Inc., on March 30, 2012, regarding our dismissal, and have the following comments:

1.	We agree with the statement made as they pertain to our firm.

2.	We have no basis on which to agree or disagree with any other statements made in Item 4.01

Yours truly,

/s/ Acqavella, Chiarelli, Shuster, Berkower & Co., LLP (“ACSB”)

Iselin, NJ